Exhibit 99.1

NEWS RELEASE

FORWARD AIR CORPORATION ANNOUNCES ELECTION OF W. GIL WEST AS NEW INDEPENDENT DIRECTOR

GREENEVILLE, Tenn.—(BUSINESS WIRE)—October 1, 2018—Forward Air Corporation (Nasdaq: FWRD) today announced the election of W. Gil West as an independent director of its Board of Directors effective October 2, 2018. Following his election, the Company’s Board will consist of ten directors, eight of whom are independent directors.

Mr. West, 57, has been the Chief Operating Officer of Delta Air Lines, Inc. since March 2014. He previously served as Delta’s Senior Vice President – Airport Customer Service and Technical Operations from March 2008 to March 2014. Prior to that, Mr. West served as President and Chief Executive Officer of Laidlaw Transit Services, and held leadership roles at Northwest Airlines, United Airlines and the Boeing Company. Mr. West graduated from North Carolina State University where he earned a Bachelor of Mechanical Engineering degree and later graduated from National University, San Diego where he received a Master of Business Administration.

Tom Schmitt, President and CEO of the Company, commented, “We are excited to have Gil West join our board. His deep operations expertise and large company experience will prove very valuable as Forward Air continues its profitable growth path.”

About Forward Air Corporation

Forward Air keeps your business moving forward by providing services within four business segments: Expedited LTL (provides expedited regional, inter-regional and national LTL services, including local pick-up and delivery, shipment consolidation/deconsolidation, warehousing, and customs brokerage by utilizing a comprehensive national network of terminals); Truckload Premium Services (provides expedited truckload brokerage, dedicated fleet services, as well as high-security and temperature-controlled logistics services); Intermodal (provides first-and last-mile high-value drayage services both to and from seaports and railheads, dedicated contract and Container Freight Station warehouse and handling services); and Pool Distribution (provides high-frequency handling and distribution of time sensitive product to numerous destinations within a specific geographic region). For more information, visit our website at https://www.forwardaircorp.com.

This press release may contain statements that might be considered as forward-looking statements or predictions of future operations including with respect the successful management transition and future operational performance. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on management’s belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties. Actual events may differ from these expectations as specified from time to time in filings with the Securities and Exchange Commission. We assume no duty to update these statements as of any future date.

CONTACT:

Forward Air Corporation

Michael J. Morris, 404-362-8933

mmorris@forwardair.com